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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Clarion Investment Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         335 Madison Avenue
         New York, New York, 10017

Name and address of agent for service of process:

         Daniel Heflin
         Clarion Capital, LLC
         335 Madison Avenue
         New York, New York 10017

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes X No __

______________________________________________________________________________

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 28th day of June, 2002.

                                        Clarion Investment Trust


                                        By:   /s/ Daniel Heflin
                                            -------------------------------
                                             Name:  Daniel Heflin
                                             Title: President

Attest:


By:    /s/ Fredrick D. Arenstein
   ------------------------------------------
     Name: Fredrick D. Arenstein
     Title: Vice President, Treasurer and
       Compliance Officer